Viropro Initiates Interim Debt Financing of Up to $500,000

Initial Closing with Spring Hill Bioventures Demonstrates Support of Largest Shareholder

AUGUST 25, 2014, SAN JOSE, CA. -- Viropro, Inc. today announced that it has entered into a definitive agreement with Spring Hill Bioventures outlining the terms through which the company will raise up to $500,000 in convertible debt. Simultaneously, Spring Hill has closed on an initial commitment of $200,000.

The proceeds of the financing will be used for the preparation of audited financial statements, the implementation of the company’s strategic plans and for general corporate purposes.

“These new funds will allow us to begin the process of turning Viropro around and for bringing the company into compliance with reporting requirements,” said Dr. Joseph Vallner, Acting CEO. “While many challenges remain ahead, we are confident that we will be able to implement our aggressive plans for building the company.”

At or prior to maturity the note may be converted by the note holder, or prepaid by Viropro with notice to allow the note holder to convert. If not converted or prepaid within 12 months of issue, the notes will automatically convert into common stock of Viropro at a conversion rate of $.01 per share.

If the full value of the notes are purchased, note holders will be granted warrants entitling them to purchase from Viropro up to 7,000,000 shares of common stock at a price of $.06 per share. The notes carry an interest rate of 12% per year.

“We are delighted with the progress that Viropro has made since the new management team was put into place, and we are excited about the future prospects of the company,” said Bruce Cohen, Chairman of Viropro’s Board of Directors. “This commitment by our largest shareholder reflects confidence in our new direction.”

Under the terms of the agreement with Spring Hill additional notes may be sold up to the $500,000 maximum prior to December 31, 2014, subject to a minimum purchase of $10,000.

About Viropro, Inc.

Viropro is engaged in the development and manufacturing of biopharmaceutical drugs. The company conducts operations primarily through its wholly owned subsidiary, Alpha Biologics (Penang, Malaysia). Viropro seeks to offer cost-effective and timely solutions to the biopharma industry from drug concept through to product manufacturing.

About Spring Hill Bioventures

Spring Hill Bioventures SDN BHD is a privately held corporation organized under the laws of the Malaysia, and with its principal place of business in Malaysia. Spring Hill is a venture capital and private equity firm that specializes in early stage and developmental capital investments focused on biotechnology and life sciences. Spring Hill is Viropro’s largest shareholder.

For more information, visit www.viropro.net. / CONTACT: Viropro Public Relations (info@viropro.net)